Exhibit 99.1

2021 Second Quarter | CEO Quarterly Letter

To Our Shareholders:

I hope everyone is doing well and staying safe and healthy; we are halfway through 2021 already. Based on your solid efforts, the Company’s positive momentum is continuing, and we have performed exceedingly well in the first half of 2021. As usual, our teams have been exemplary in servicing our clients and I want to thank the operating groups for their continued efforts and focus on making the first half of this year a success.
The second quarter of 2021 produced record revenues of $355,476,000, which was $36,229,000, or 11.3%, above the second quarter of 2020. The sales increase was led by the Residential/Commercial segment (“R/C”) which was up 23.4% in the quarter, with all the service lines improving over their prior year revenue numbers. The Utility segment was up 1.0% for the quarter compared to the second quarter of 2020. We anticipated a slowdown in our Utility growth in 2021, as work for one of our largest customers in the Surgery service line was not going to repeat in 2021 at the same level as 2020. Income from operations was $42,024,000, compared to $44,389,000 for the second quarter 2020, a decrease of $2,365,000.Net income for the quarter was $28,543,000, down 4.5% from the second quarter of 2020. The reduction in profitability this quarter was mainly driven by the increase in fuel costs and travel costs from 2020.
Revenues of $654,297,000 in the first half of 2021 were a record and exceeded 2020 first half revenues by $46,770,000, or 7.7%. The R/C segment was the key driver for the year-to-date revenue increase as well, being up 22.8% year to date. The R/C segment did a great job in the first half of 2021 delivering record financial results, by capturing new opportunities, servicing existing clients and managing their backlog. The Utility segment revenue was down slightly for the first half of the year when compared to an exceptionally strong first half of 2020. Significant reductions in Northern California were mostly offset by growth opportunities in other regions.
We anticipate additional opportunities in the Utility segment in the second half of 2021 to narrow the revenue gap. For the first half of 2021, income from operations was $50,998,000, which is up 6.0% from the prior year, and net income was $32,970,000, which is up 10.4% from the first half of 2020. Even with the headwinds from fuel and travel costs, our profitability was strong in the first half of 2021 due to our revenue growth and focus on cost containment. We appreciate the hard work and dedication shown by our field personnel as they continue to provide great service and commitment to our clients. This shows up in our financial results and our share price performance.
Along with our strong revenue and profitability, we have a solid balance sheet. Our first half net cash provided by operating activities increased by $14,341,000 over the first half of 2020. This was driven by a reduction in our accounts receivable day sales outstanding from the prior year. Our strong cash flow allows us to continue to invest in people, equipment, and other resources to facilitate the Company’s growth and profitability. We continue to evaluate and prioritize our uses of cash on hard assets, and to plan accordingly for funding stock redemptions and other investments necessary to operate and grow the business. We have a team dedicated to managing our cash flow, and liquidity remains a priority for the Company.
Our independent stock valuation firm, Management Planning Inc., determined that our market price, effective June 30, 2021, was $32.80 per share, up $2.80, or 9.3%, from the December 31, 2020, valuation. Our stock price change for the first six months of 2021 reflects a solid increase, and it’s due to the hard work and dedication from our employees. I am pleased to announce that we are issuing a dividend of $0.03 per share for the third quarter in September.
As we move into the second half of 2021, I want to thank our employee-owners for their efforts, dedication and enthusiasm that drive the success of our Company. We have strong teams in operations, administration and the field that support our core values of Safety, Integrity, Expertise, Leadership, Stewardship, and Perseverance. We look forward to a productive second half of 2021, remaining focused on profitable opportunities and being diligent around safety.
Thank you all for your continued support.

/s/ Patrick M. Covey
Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Operating Statement Data:
Revenues	$355,476	$319,247	$654,297	$607,527
Costs and expenses:
Operating	$219,275	$190,982	$418,310	$389,587
Selling	58,836	51,972	111,523	102,084
General and administrative	23,622	19,044	48,973	40,586
Depreciation and amortization	13,702	14,124	27,160	28,728
Gain on sale of assets, net	(1,983)	(1,264)	(2,667)	(1,569)
Income from operations	42,024	44,389	50,998	48,111
Interest expense	(1,370)	(1,952)	(2,644)	(3,898)
Interest income	53	96	122	197
Other, net	(1,200)	(1,152)	(3,250)	(3,051)
Income before income taxes	39,507	41,381	45,226	41,359
Income taxes	10,964	11,500	12,256	11,498
Net income	$28,543	$29,881	$32,970	$29,861

Net income per share:
Basic	$1.26	$1.31	$1.45	$1.30
Diluted	$1.20	$1.25	$1.38	$1.24

Weighted-average shares outstanding:
Basic	22,602	22,807	22,722	22,997
Diluted	23,744	23,983	23,851	24,077

Dividends per share	$.030	$.025	$.055	$.050

	July 3, 2021	Dec 31, 2020
Balance Sheet Data:
Cash and accounts receivable	$280,431	$269,122
Current:
Assets	311,450	305,062
Liabilities	198,638	219,872
Net working capital	$112,812	$85,190

Long-term debt	$109,237	$83,547
Other long-term liabilities	145,349	118,874
Total equity	252,297	233,061
Total assets	$705,521	$655,354

Common shares, net outstanding	22,452	22,820
2021 Second Quarter

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2020, and in our subsequent filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2021 Second Quarter
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